Exhibit 99.1

Media Contact:	Investor Relations Contact:
Tim Deighton	List Underwood
(205) 264-5277	(205) 801-0265

Ruth Ann Marshall Elected to Regions Board of Directors

BIRMINGHAM, Ala., August 24, 2011 – Ruth Ann Marshall, former President, The Americas, for MasterCard International, Inc., has been elected to the Board of Directors of Regions Financial Corporation (NYSE: RF).

“Ruth Ann Marshall is a highly experienced leader with an extremely strong background in financial services, and I am proud to have her join our board,” said Earnest Deavenport, Regions’ chairman. “Throughout her career she has demonstrated keen understanding of the financial services industry, combined with strong management skills and the ability to lead and grow in a changing environment.”

In her role as President, The Americas, for MasterCard International, Ms. Marshall was responsible for all major banking and retail relationships, as well as governance, business development, global acceptance, product management, finance, planning, and human resources. Prior to joining MasterCard, she also held executive leadership positions within the payments card industry including her service with Concord, EFS; Electronic Payment Services, Inc; and BUYPASS. Ms. Marshall holds a BBA in Finance and an MBA in Marketing from Southern Methodist University. Additionally, in 2004 and 2005 Marshall was named as one of Forbes’ 100 Most Powerful Women, as well as being named to Fortune’s Top 100 Business Women in 2003.

Ms. Marshall also serves on the boards of ConAgra Foods, Inc., Global Payments, Inc. and Pella Corporation.

About Regions

Regions Financial Corporation, with $131 billion in assets, is a member of the S&P 500 Index and is one of the nation’s largest full-service providers of consumer and commercial banking, trust, securities brokerage, mortgage and insurance products and services. Regions serves customers in 16 states across the South, Midwest and Texas, and through its subsidiary, Regions Bank, operates approximately 1,800 banking offices and over 2,100 ATMs. Its investment and securities brokerage trust and asset management division, Morgan Keegan & Company Inc., provides services from over 300 offices. Additional information about Regions and its full line of products and services can be found at www.regions.com.

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Regions Financial Corporation
Post Office Box 11007
Birmingham, Alabama 35288